As filed with the Securities and Exchange Commission on February 8, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 EDGEWELL PERSONAL CARE COMPANY
(Exact Name Of Registrant As Specified In Its Charter)
______________________________________________________________________________________________________

Missouri	43-1863181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, CT	06484
(Address of Principal Executive Offices)	(Zip Code)
EDGEWELL PERSONAL CARE COMPANY
2021 INDUCEMENT EQUITY AWARD PLAN
(Full Title of the Plan)

Daniel J. Sullivan
Chief Financial Officer
EDGEWELL PERSONAL CARE COMPANY
6 Research Drive
Shelton, Connecticut 06484
(203) 944-5500
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Except to the extent furnished and not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K, or as otherwise permitted by Commission rules, the following documents previously filed by Edgewell Personal Care Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:
(i)The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on November 19, 2021;
(ii)All other reports filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and
(iii)The description of the Company’s Common Stock contained in its Registration Statement on Amendment No. 3 to Form 10, dated March 16, 2000, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
Not Applicable.

Item 6. Indemnification of Directors and Officers.
We are a Missouri corporation. Section 351.355 of the Missouri General and Business Corporation Law (the “GBCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a derivative action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Our articles of incorporation generally provide that we shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in a derivative action in our right) who at any time is serving or has served as a director, officer or employee of the corporation against any claim, liability or expense incurred as a result of such service, to the maximum extent permitted by law. We will also indemnify any such person against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Our articles of incorporation provide that such indemnification shall be mandatory.
Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section.
Our articles of incorporation and restated bylaws provide that the liability of our directors, officers and employees to us, its shareholders or otherwise is limited to the fullest extent permitted by the GBCL. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors, officers, or employees of the corporation shall be so eliminated or limited without the need for amendment to our articles of incorporation or further action on the part of the shareholders of the corporation.
As permitted by Section 351.355(7) of the GBCL and as authorized by our articles of incorporation, we have entered into indemnification contracts with our directors. Pursuant to those agreements, we have agreed to indemnify the directors to the full extent authorized or permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.
As permitted by Section 551.355(8) of the GBCL and as authorized by our articles of incorporation, we have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our restated articles of incorporation.
The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, our articles of incorporation and any pertinent agreements.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibit Index.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2013).

4.2	Amended and Restated Bylaws of the Company effective November 5, 2020. (incorporated by reference to Exhibit 3.3 of Form 10-K for the fiscal year ended September 30, 2021).

5.1	Opinion of Jesse A. Costa, Senior Counsel of the Company, as to the legality of the shares.

23.1#	Consent of Jesse A. Costa, Senior Counsel of the Company (included in Exhibit 5.1).

23.2#	Consent of PricewaterhouseCoopers LLP.

24.1#	Power of Attorney (contained on the signature page).

107#	Filing Fee table
 # Filed herewith.

Item 9. Undertakings.
(a)The undersigned Registrant, Edgewell Personal Care Company, hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on February 8, 2022.

EDGEWELL PERSONAL CARE COMPANY.
By: /s/ Daniel J. Sullivan
Daniel J. Sullivan
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel J. Sullivan his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations, or requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth below on February 8, 2022.

Signature	Title

/s/ Rod R. Little	President and Chief Executive Officer
Rod R. Little

/s/ Daniel J. Sullivan	Chief Financial Officer
Daniel J. Sullivan

/s/ Robert W. Black	Director
Robert W. Black

/s/ George R. Corbin	Director
George R. Corbin

/s/ Carla C. Hendra	Director
Carla C. Hendra

/s/ John C. Hunter, III	Director
John C. Hunter, III

/s/ James C. Johnson	Director
James C. Johnson

/s/ Joseph D. O'Leary	Director
Joseph D. O'Leary

/s/ Rakesh Sachdev	Director
Rakesh Sachdev

/s/ Swan Sit	Director
Swan Sit

/s/ Gary Waring	Director
Gary Waring